Exhibit 10.2

Creative Realities, Inc.

Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (the “Agreement”), made effective as of July 3, 2025 (the “Grant Date”), is by and between Creative Realities, Inc., a Minnesota corporation (the “Company”), and David Ryan Mudd (“Employee”).

Background

A.    The Company has adopted the Creative Realities, Inc. 2023 Stock Incentive Plan (as amended and/or restated from time to time, the “Plan”), pursuant to which shares of Company common stock, par value $0.01 per share (“Common Stock”), have been reserved for issuance, to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives (“Incentives”) designed to attract, retain and motivate officers, employees, certain key consultants and directors of the Company.

B.    The Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) believes that entering into this Agreement with Employee is consistent with the stated purposes of the Plan.

C.    The Company desires to grant restricted stock units to Employee, and Employee desires to accept such restricted stock units, on the terms and conditions set forth herein and in the Plan.

D.    The terms of this Agreement are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Code Section 409A and the Treasury Regulations issued thereunder are referred to in this Agreement collectively as “Section 409A.”

Agreement

Now, Therefore, the parties hereto agree as follows:

1.    Grant of Restricted Stock Units. Subject to Section 2 below, the Company hereby grants to Employee an Incentive consisting of, in the aggregate, 50,000 restricted stock units (the “Units”). Each Unit represents the right to receive one share of Common Stock (collectively, the “Shares”) from the Company, subject to the terms and conditions set forth in this Agreement and the Plan. The Units shall be credited to a separate account maintained for Employee on the books and records of the Company (the “Unit Account”). All amounts credited to the Unit Account shall continue for all purposes to be part of the general assets of the Company.

2.    Vesting and Forfeiture of Units.

(a)         Generally. Except as otherwise provided in subsections (b) and (c) below, the Units (or portion thereof) credited to the Unit Account will vest on the date(s) set forth in the following table (each a “Vesting Date”).

Number of Units	Vesting Date
16,666	One-year anniversary of Grant Date
16,667	Two-year anniversary of Grant Date
16,667	Three-year anniversary of Grant Date

(b)         Accelerated Vesting Upon Certain Events. Notwithstanding the foregoing vesting schedule, 100% of the then unvested Units credited to the Unit Account shall become vested upon the earlier of (i) the death of Employee, (ii) the Disability of Employee, or (iii) a Sale Transaction (as defined in the Plan); provided that upon any event under subparagraphs (ii) or (iii), such vesting will be conditioned on Employee signing and not rescinding a conventional separation agreement and mutual release in form and substance acceptable to the Company, which agreement shall include, at a minimum, a full and general release of all claims (including employment-related claims) to the greatest extent allowed by applicable law, a covenant not to sue, and an agreement to be reasonably available for consultation and assistance to the Company during any period in which severance is paid, and an agreement to return to the Company all Company property and copies thereof in any form or media.

(c)         Forfeiture. Subject to subsection (b) above, if Employee shall cease to be employed by the Company (for any reason or no reason, and regardless of whether ceasing to be an employee is voluntary or involuntary on the part of Employee) prior to a Vesting Date, that portion of the Units scheduled to vest on such Vesting Date shall not vest, shall be automatically forfeited, and all of Employee’s rights to and under such non-vested portion of the Units shall terminate.

For purposes of this Agreement, a “Disability” means that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

3.    Form and Timing of Payment. Subject to Section 4, upon the earlier to occur of the date of (i) the death of Employee, (ii) the Disability of Employee, (iii) Employee’s termination of employment with the Company (for any reason or no reason), and regardless of whether such termination is voluntary or involuntary on the part of Employee), or (iv) a 409A Change in Control (as defined below) (such earlier event, the “Distribution Event”), the Company shall register on the books of the Company and issue one or more certificates in Employee’s name (or register in book entry form on the books of the Company or its transfer agent) a number of Shares equal to the number of vested Units then credited to the Unit Account, subject to any tax withholding required under Section 7; and those Shares shall be delivered to Employee as soon as administratively practicable following the occurrence of the Distribution Event (but no later than the end of the year in which the Distribution Event occurs). Any Units that are not vested as of the date of the Distribution Event shall be automatically forfeited. If Employee dies before the delivery of any Shares to which Employee is entitled under this Agreement, the Shares shall be delivered to the Beneficiary or Beneficiaries designated under Section 9. Whenever the Company shall become obligated to issue Shares in respect of a Unit subject to this Agreement, all rights of Employee with respect to such Unit, other than the right to such issuance, shall terminate and be of no further force or effect and such Unit shall be cancelled. For purposes of this Agreement, a “409A Change in Control” means a Sale Transaction (as defined in the Plan) that is also a change in control event within the meaning of Section 409A (U.S. Treas. Reg. section 1.409A-3(i)(5)).

4.    Section 409A Compliance; Six Month Payment Delay if Employee is a Specified Employee. Notwithstanding anything to the contrary herein:

(a)         a termination of employment must meet the criteria of a “separation from service” within the meaning of Section 409A to be deemed a Distribution Event under Section 3; and

(b)         in accordance with Section 10.16 of the Plan, if Employee is deemed a “specified employee” within the meaning of Section 409A, as determined by the Committee, at a time when Employee becomes eligible for settlement of Units upon his or her “separation from service” within the meaning of Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Section 409A, such settlement will be delayed until the date that is six months following Employee’s separation from service (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A.

Except as specifically permitted under Section 409A, neither the Company (or the Board or the Committee) nor Employee (or any Beneficiary) shall have the right to have any of the Shares delivered before the time they are otherwise scheduled to be delivered under this Agreement. The Company shall apply the same “specified employee” definition for this Agreement and all other non-qualified deferred compensation arrangements (including without limitation employment agreements with separation pay or other deferred compensation provisions) of the Company (and all employers included with the Company as a single employer for this purpose pursuant to Section 409A) that are governed by Section 409A and in which Employee and any others who would become a “specified employee” due to such definition are participating.

5.    Rights as Shareholder; Dividend Equivalents.

(a)         Employee shall not have any rights of a shareholder with respect to the Shares underlying Units credited to the Unit Account unless and until the Units vest and are settled by the issuance of such Shares. Upon and following the settlement of vested Units, Employee shall be the record owner of the Shares underlying such Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company.

(b)         If, prior to the settlement date, the Company declares a cash dividend on the shares of Common Stock, then, on the payment date of the dividend, Employee’s Unit Account shall be credited with “Dividend Equivalents” in an amount equal to the dividends that would have been paid to the Employee if one share of Common Stock had been issued on the Grant Date for each Unit on such dividend payment date. Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Units to which they are attributable and shall be paid on the same date that the Units to which they are attributable are settled in accordance with Section 3 hereof. Dividend Equivalents credited to an Employee’s Unit Account shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of the Dividend Equivalents.

(c)         To the extent that Employee does not vest in any Units, all interest in such unvested Units (and any related Dividend Equivalents) shall be forfeited. Employee has no right or interest in any Units (or any related Dividend Equivalents) that are forfeited.

6.    No Right to Continuation of Employment or Corporate Assets. Nothing contained in this Agreement shall be deemed to grant Employee any right to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation, nor shall this Agreement be construed as giving Employee, Employee’s beneficiaries or any other person any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

7.    Withholding of Tax. To the extent that the receipt of Units, cash or Shares results in income to Employee for federal or state income tax purposes, the Company shall have the right to withhold from any cash or stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income, or to collect as a condition of payment, any taxes required by law to be withheld. At any time when Employee is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with Employee’s receipt of Shares upon vesting of the Units, Employee may satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from such Shares, shares of Common Stock having a value up to the minimum amount of withholding taxes required to be collected on the transaction, in accordance with the Plan. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined. The Committee may disapprove of any Election.

8.    Adjustments. If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Units shall be adjusted or terminated in any manner as contemplated by Section 10.6 of the Plan.

9.    Designation of Beneficiary. Employee may designate one or more “Beneficiaries” to receive all or any portion of the Shares that Employee may become entitled to receive under Section 3, by giving the Company a signed written notice of such designation on a form the Company may provide. Employee may revoke or modify each such designation at any time by a further written designation. Any such Beneficiary designation made by Employee shall be automatically revoked if the Beneficiary dies before the death of Employee or, if the Beneficiary is Employee’s spouse, if Employee’s marriage to that spouse is dissolved while they are both alive. If no Beneficiary designation remains in effect when Employee dies, the Beneficiary shall be the spouse of Employee, or if no spouse of Employee is then living, the Beneficiary shall be Employee’s estate or other legal representative.

10.    No Assignment of Units or Rights to Shares. Neither Employee nor any beneficiary shall have any right to assign, pledge or otherwise transfer any Units or any right to receive cash or Shares under this Agreement, except to the limited extent permitted under the Plan. No creditor of Employee (or of any beneficiary) shall have any right to garnish or otherwise attach any Units or any right to receive cash or Shares under this Agreement. In the event of any attempted assignment, pledge or other transfer, or attempted garnishment or attachment by a creditor, the Company shall have no further liability under this Agreement.

11.    Employee Representations. Employee hereby represents and warrants that Employee has reviewed with his or her own tax advisors the federal, state, and local tax consequences of the transactions contemplated by this Agreement. Employee is relying solely on such advisors and not on any statements or representation of the Company or any of its agents. Employee understands that he or she will be solely responsible for any tax liability that may result to him or her as a result of the transactions contemplated by this Agreement.

12.    Compliance with Law.

  (a)         The issuance and transfer of Shares shall be subject to compliance by the Company with all applicable requirements of federal and state securities laws (collectively, the “Securities Laws”) and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of the Securities Laws and regulatory agencies have been complied with to the satisfaction of the Company and its counsel.

  (b)         Employee acknowledges that the Shares to be received upon a Distribution Event may not have been registered under the Securities Act of 1933, as amended, or other applicable Securities Laws of any state. If such Shares shall have not been so registered, Employee acknowledges and understands that the Company is under no obligation to register, under the Securities Laws, the Shares received by Employee or to assist Employee in complying with any exemption from such registration if Employee should at a later date wish to dispose of the Shares. Employee acknowledges that, if not then registered under the Securities Laws, any certificates representing the Shares shall bear a legend restricting the transferability thereof in substantially the following form:

The shares represented by this certificate have not been registered or qualified under federal or state securities laws. The shares may not be offered for sale, sold, pledged or otherwise disposed of unless so registered or qualified, unless an exemption exists or unless such disposition is not subject to the federal or state securities laws. In its discretion, the Company may require that the availability of any exemption or the inapplicability of such securities laws be established by an opinion of counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company.

13.    The Plan; Administration. The Units and Shares to be received upon a Distribution Event are granted pursuant to the Plan and are governed by the terms thereof, which are incorporated herein by reference. The Board and/or the Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Board and/or the Committee with respect thereto and to this Agreement shall be final and binding upon the Employee. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall govern and control. By the execution of this Agreement, Employee acknowledges receipt of a copy of the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.

14.    General.

(a)    Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Executive Officer of the Company (or if the Employee is serving as the Chief Executive Officer of the Company, to the Chief Financial Officer of the Company) at the Company’s principal corporate offices. Any notice required to be delivered to Employee under this Agreement shall be in writing and addressed to Employee at Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(b)    This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A or an exemption thereunder, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

(c)    This Agreement may be amended only by a written agreement executed by the Company and Employee.

(d)    This Agreement and the Plan embody the entire agreement made between the parties hereto with respect to matters covered herein; and this Agreement shall not be modified except in accordance with Section 14(c) of this Agreement.

(e)    Except as specifically set forth in Section 9, nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Agreement.

(f)    Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Agreement.

(g)    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall be constitute but one in the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other means of electronic transmission utilizing reasonable image scan technology (or DocuSign technology) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(h)    The parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations. Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement, will finally be settled by binding arbitration before a single arbitrator (the “Arbitration Tribunal”) jointly appointed by the parties. The Arbitration Tribunal shall self-administer the arbitration proceedings using the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration. The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience and have at least an AV rating by Martindale Hubbell. If the parties cannot agree on an arbitrator, either party may request a court of competent jurisdiction to appoint an arbitrator, which appointment will be final. The arbitration will be held in Louisville, Kentucky. Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 45 days of the selection of the arbitrator. It is the intent of the parties that any arbitration will be concluded as quickly as reasonably practicable. Once commenced, the hearing on the disputed matters will be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section will not be a basis for challenging the award. The Arbitration Tribunal will not have the authority to award punitive damages to either party. Each party will bear its own expenses, but the parties will share equally the expenses of the Arbitration Tribunal. The Arbitration Tribunal shall award attorneys’ fees and other related costs payable by the losing party to the successful party. This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

(i)    This Agreement, in its interpretation and effect, shall be governed by the laws of the Commonwealth of Kentucky applicable to contracts executed and to be performed therein, and without regard to any of such jurisdiction’s conflicts-of-law provisions.

* * * * * * *

In Witness Whereof, the parties have executed this Restricted Stock Unit Agreement to be effective as of the date first set forth above.

EMPLOYEE:

David Ryan Mudd
Print name

/s/ David Ryan Mudd
Signature

CREATIVE REALITIES, INC.:

By:	/s/ Richard Mills
Name: Richard Mills
Title: Chief Executive Officer

Signature Page – Restricted Stock Unit Agreement